Exhibit 99.2:

PRESS RELEASE

FOR IMMEDIATE RELEASE

Southern Community Financial Corporation Announces
Second Quarterly Cash Dividend of $0.03 Per Share

Winston-Salem, NC, July 28, 2005 – Southern Community Financial Corporation (Nasdaq: SCMF and SCMFO) announced that its Board of Directors, at its regular meeting on July 20, 2005, declared a quarterly cash dividend of $0.03 per share on the Corporation’s common stock. The dividend is payable on September 1, 2005 to shareholders of record as of the close of business on August 15, 2005. This is the Corporation’s second consecutive quarterly dividend, following our former practice of annual cash dividends.

F. Scott Bauer, Chairman and CEO, commented: “We are very pleased to announce a quarterly cash dividend on our common stock. We are excited about our future and will continue to look at ways to reward our shareholders who have supported our growth.”

About the Company
Southern Community Financial Corporation is headquartered in Winston-Salem, North Carolina and is the holding company of Southern Community Bank and Trust, a community bank with eighteen banking offices throughout the Piedmont Triad region of North Carolina.
Southern Community Financial Corporation’s common stock and trust preferred securities are listed on The NASDAQ National Market under the trading symbols SCMF and SCMFO, respectively. Additional information about Southern Community is available on its website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.

For Additional Information:
F. Scott Bauer, Chairman/CEO
336-768-8500